                                                                    EXHIBIT 10.7



                          PURCHASE AND SALE AGREEMENT

                        LAKEVIEW AT OCOTILLO APARTMENTS

         THIS PURCHASE AND SALE AGREEMENT ("Agreement") is entered into as of the 31st day of July, 1998, executed by and between Walden Residential Properties, Inc., a Maryland corporation ("Purchaser") and Lakeview Ocotillo, L.L.C., an Arizona limited liability company ("Seller").

                                   RECITALS:

         A. Seller is or will be the owner of the Land (hereinafter defined) and intends to develop the Land and construct the Improvements (hereinafter defined) on the Land.

         B. Purchaser has agreed to purchase the Property (hereinafter defined) on the terms and conditions set forth in this Agreement at a predetermined Purchase Price (hereinafter defined).

         C. Generally, the transactions contemplated by this Agreement shall be structured as a presale transaction whereby the Seller will construct the Improvements and own the Property until the Final Closing (hereinafter defined). Seller will sell the Property to Purchaser at the Final Closing.

         D. The Initial Closing (hereinafter defined) will include the purchase of the Land by Seller and the execution of certain documents, including, but not limited to, this Agreement, the Construction Loan Agreement (hereinafter defined), the Purchaser Note (hereinafter defined), the Deed of Trust (hereinafter defined), the Guaranty (hereinafter defined) and the Management Agreement (hereinafter defined).

         E. Purchaser will arrange (or provide) one hundred percent (100%) of the Construction Loan (hereinafter defined) wherein the Seller will be the "Borrower". Purchaser shall have the right to be the lender for all or any part of the Construction Loan, and will be the lender at least for the Initial Closing. The Construction Loan shall be on terms and conditions reasonably acceptable to Seller and Purchaser, which shall include a loan fee not to exceed three quarters of one (.75) point and an interest rate not to exceed Libor plus 1.50%. Guarantors (hereinafter defined) will guarantee the construction contract at $13,264,182 and construction completion. Seller and Guarantors shall execute such documents as may be required by the Construction Lender to obtain the Construction Loan, subject to each party's reasonable approval.



PURCHASE AND SALE AGREEMENT                                               PAGE 1

         F. Purchaser and Seller shall enter into the Management Agreement, pursuant to which Purchaser will perform lease-up and management of the Property. The Management Agreement shall provide that the Purchaser, as manager, can be terminated and the Final Closing triggered at an earlier date ("Management Termination Date") if Purchaser has failed to meet projections on the number of occupied units obtained per month on a cumulative basis; provided, however, Purchaser will not be held responsible for rent levels per unit. Notwithstanding the foregoing, Purchaser cannot be terminated if any pro forma variance is due to delayed construction. Purchaser further cannot be given notice of termination and triggering of the Management Termination Date ("Management Termination Notice") earlier than five (5) months following Substantial Completion (hereinafter defined). The Seller will be responsible for all operating deficits arising out of the operation of the Property and the Seller will deposit any Positive Cash Flow (hereinafter defined) after debt service in an account ("PCF Account") for use in final sale prorations. After Final Closing prorations, any Positive Cash Flow remaining in the PCF Account will be delivered to Seller.

         G. Purchaser will advance funds to the Seller ("Interest Rate Coverage Funding") if the interest reserve in the Construction Loan is depleted prior to Final Closing due to an increase in interest rates over the interest rate used to compute the interest reserve in the projected development cost ("Proforma Interest Rate"). Notwithstanding the foregoing, in the event that Substantial Completion is delayed beyond September 30, 1999, Purchaser shall not be obligated to provide the Interest Rate Coverage Funding for any period following September 30, 1999 and the actual date of Substantial Completion. The formula to be used for determining the necessity of Purchaser's funding(s) for Interest Rate Coverage Funding will be as follows and apply only if the interest reserve is depleted and the actual interest rate on the construction financing ("Actual Interest Rate") is higher than the Proforma Interest Rate: Actual Interest Rate less Proforma Interest Rate equals interest rate differential for each month the Actual Interest Rate exceeds the Pro forma Interest Rate, commencing with the Initial Closing and ending on the Final Closing, but in no event for months occurring after September 30, 1999 and the actual date of Substantial Completion.

         H. The total projected development budget is $21,285,000. A construction completion schedule is attached hereto as Exhibit "F". Substantial Completion is anticipated to occur September 30, 1999. Occupancy of the first units in the Improvements is anticipated to occur in March, 1999.

         I. Seller and Developer will enter into the Construction Contract (hereinafter defined), which will guarantee a construction cost not to exceed $13,264,182. Such Construction Contract will contain a contingency of at least 1.50% and a contractor's fee ("Contractor's Fee") not to exceed 5.00% of hard costs. Any excess funds after construction contracts are "bid" will be put into the contingency category.

PURCHASE AND SALE AGREEMENT                                               PAGE 2

         J. In addition to the Contractor's Fee, the Approved Development Budget will provide for a developer fee ("Developer Fee") in the maximum amount of 3.00% of the total development cost. The Contractor Fee will be paid pro rata during the course of construction less a retainage of ten percent (10.00%). Such retainage will be held and paid at Substantial Completion. The Developer's Fee up to three percent (3.00%) will be paid at Substantial Completion. At start of construction the Developer Fee will be less than 3.00%. After Substantial Completion, any construction cost savings will first be change-ordered into the Developer Fee up to the 3.00% amount and released to Developer. Any additional construction savings will then be released to the General Contractor (hereinafter defined).

         K. The retainage portion of the Contractor Fee and the Developer Fee will be held back to guarantee construction completion. If the construction contingency line item is depleted in the Construction Loan, funds from the Developer Fee will be used first up to a maximum of $150,000 of the total Developer Fee, then the remaining Contractor Fee, if necessary to achieve Substantial Completion. Guarantors will add additional funds to achieve Substantial Completion, if necessary, if contingency, Contractor Fee, and up to $150,000 of the Developer Fee are depleted prior to Substantial Completion. The Developer Fee in excess of $150,000 will never be used for construction cost overruns but shall remain unfunded in the Construction Loan until Substantial Completion to serve as collateral to Purchaser and to Construction Lender for the Guaranty (and any renewals, extensions or replacements thereof).

THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT RECITALS SET FORTH ABOVE ARE INTENDED TO BE NOT ONLY A CLARIFICATION OF CERTAIN MATTERS CONTAINED IN THIS AGREEMENT, BUT ALSO ARE INTENDED TO OPERATIVE TERMS OF THIS AGREEMENT TO THE EXTENT SUCH MATTERS ARE NOT EXPRESSLY ADDRESSED ELSEWHERE IN THIS AGREEMENT.

                                   AGREEMENT:

         1. Parties. The parties to this Agreement are as follows:

         Walden Residential Properties, Inc., a Maryland corporation, maintaining its principal office at 5080 Spectrum Drive, Suite 1000 East, Dallas, Texas 75248.

         Lakeview Ocotillo, L.L.C., an Arizona limited liability company, c/o The Greystone Group, Inc., maintaining its office at 5251 DTC Parkway, Suite 425, Englewood, Colorado 80111.

PURCHASE AND SALE AGREEMENT                                               PAGE 3

         2. Definitions. As used in this Agreement, the following terms shall have the meanings hereinafter set forth in this Paragraph:

             (a) Agencies: All governmental agencies having jurisdiction over the construction, zoning and operation of the Property.

             (b) Applicable Environmental Laws: Any and all applicable laws pertaining to health or the environment, including, without limitation, the Superfund Reauthorization and Amendments Act of 1986 ("SARA"), the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1976 ("RCRA"), as well as any and all other laws, ordinances, rules and/or regulations created or imposed by any governmental authority having jurisdiction with respect to the Property, whether local, state or federal, pertaining to environmental regulation, contamination, clean-up or disclosure, as now existing and/or as hereafter amended.

             (c) Approved Development Budget: The detailed line by line budget for the construction and development of the Improvements and its subsequent operation showing all direct and indirect costs of such Improvements, which budget shall include all hard and soft costs and a detailed projected disbursement schedule. The preliminary Approved Development Budget which has been approved by Purchaser is attached hereto and made a part hereof as Exhibit E.

             (d) Appurtenant Interests: All of the Seller's interest in and to the appurtenances to the Land and in and to all streets, alleys and other public ways adjacent thereto.

             (e) Closing Feasibility: The period commencing with the delivery to Purchaser of the updated Title Commitment and updated Survey (as provided in Paragraph 6(a) and (b) hereof) and ending on the fifteenth (15th) day thereafter.

             (f) Construction Contract: The contract to be executed by and between the Seller, the Developer and the General Contractor pursuant to which the Developer and the General Contractor agree to construct the Improvements in accordance with the Plans and Specifications.

             (g) Construction Lender: The lender providing the Construction
Loan.

             (h) Construction Loan: The loan provided by Construction Lender or Purchaser in the amount of the total development cost for the construction of the Improvements.

             (i) Deed of Trust: That certain Construction Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated as of the Initial Closing.



PURCHASE AND SALE AGREEMENT                                               PAGE 4

             (j) Developer: The Greystone Group, Inc., a Colorado corporation.

             (k) Intentionally Deleted.

             (l) Effective Date: The date upon which this Agreement, executed by both Purchaser and Seller, shall have been delivered to Title Insurer.

             (m) Final Closing: The consummation of the transfer of title to the Property as contemplated hereunder and payment of the consideration thereof in the manner provided at Paragraph 8 hereof.

             (n) Force Majeure: Delays due to strikes, lockouts, labor troubles, inability to procure labor or materials or reasonable substitutes therefor, failure of power, governmental requirements, restrictions of laws, war or civil disorder, or other causes beyond the reasonable control of the party delayed; provided, Force Majeure shall not include delays resulting from changes in economic or market conditions, or financial or internal problems of the parties or problems that can be satisfied by the payment of money. As a condition to Seller's right to claim Force Majeure, Seller shall notify Purchaser within twenty (20) days after the delay occurs and on at least a weekly basis thereafter describing in reasonable detail the nature and the status of Seller's diligent efforts to end the delay.

             (o) General Contractor: Greystone Multifamily Builders, Inc.

             (p) Guarantors: The Greystone Group, Inc. and Walter B. Eeds, jointly and severally.

             (q) Guaranty: That certain Guaranty Agreement executed by Guarantors for the benefit of Purchaser dated as of the Initial Closing.

             (r) Hazardous Materials: Any toxic materials, hazardous waste or hazardous substance (as these terms are defined in the Applicable Environmental
Laws) and including, without limitation, any asbestos or asbestos-related products or materials and any oils, petroleum-derived compounds or pesticides.

             (s) Improvements: All of the buildings, fixtures and improvements located on the Land, together with all mechanical systems, fixtures and equipment, electrical systems, fixtures and equipment, plumbing fixtures, systems and equipment, heating fixtures, systems and equipment and air conditioning fixtures, systems and equipment installed in, belonging to or constructed as components of the Improvements. Purchaser acknowledges that Seller has recently commenced the construction of the Improvements.

             (t) Included Personal Property: All tangible personal property owned by Seller and used in connection with the Property, together with, for each apartment unit comprising the Improvements, whether or not thus listed, all carpeting, window coverings,



PURCHASE AND SALE AGREEMENT                                               PAGE 5
ranges, ovens, dishwashers, ceiling fan(s), bookshelves, range hoods, refrigerators, heating units, air conditioning units, sinks and garbage disposals, and washers and dryers, in each case, if owned by Seller, the same to be in good working order at Final Closing, all other furniture, fixtures, equipment, machinery, supplies and other tangible personal property owned by Seller and all leases of tangible personal property located on the Land and Improvements and belonging to the Property and/or used in the normal operation and maintenance of the Land and Improvements, to include tangible personal property installed in accordance with the Plans and Specifications.

             (u) Initial Closing: July 31, 1998.

             (v) Initial Feasibility Period: The period commencing with the receipt by Purchaser of (a) the Title Commitment, (b) good and legible copies of all documents of record affecting the Property, or any portion thereof, (c) all of those items listed in Schedule I attached hereto and incorporated herein by reference, and (d) all other leases, agreements, other documents, reports, studies, data and information relating to the Property, or any portion thereof, and ending on the thirtieth (30th) day thereafter.

             (x) Land: The land more particularly described at Exhibit A and shown on the existing boundary survey more particularly described at Exhibit B hereto.

             (y) Management Agreement. That certain Management Agreement executed by and between Seller and Manager covering the Property and attached hereto as Exhibit E.

             (z) Management Termination Date. The date upon which the Management Agreement is terminated for failure by Purchaser to meet projected number of occupied units obtained per month on a cumulative basis thirty (30) days following the receipt of the Management Termination Notice.

             (aa) Management Termination Notice. The written notice from Seller to Purchaser of the termination of the Management Agreement and the triggering of the Management Termination Date.

             (bb) Manager. Walden Residential Properties, Inc., a Maryland corporation.

             (cc) Material Damage: Damage to the Property of a nature such that the cost of restoring the Improvements to its condition prior to the fire or other casualty, as mutually agreed by Seller and Purchaser, (but in full compliance with all then applicable building, health, zoning, and similar laws, ordinances, and regulations) will exceed $100,000, whether or not such damage is covered by insurance.

             (dd) Owner Policy: An ALTA Owner Policy of Title Insurance issued by the Title Insurer in the standard form promulgated by Arizona law.



PURCHASE AND SALE AGREEMENT                                               PAGE 6

             (ee) Permitted Title Exceptions: Any other items to which Purchaser does not object within the time period provided in Paragraph 6(c) hereof.

             (ff) Plans and Specifications: The final plans and specifications, including the final site plan, pursuant to which the Improvements were constructed.

             (gg) Positive Cash Flow: All rental income and other income generated by the Property minus industry standard operating expenses, including a $3,000 per month accrual for property taxes, for apartments less industry standard operating reserves.

             (hh) Property: The property to be purchased and sold pursuant to this Agreement and comprised of the Land, Improvements, Included Personal Property, Appurtenant Interests, Tenant Leases and all other property described in Paragraph 4 hereof.

             (ii) Proration Date: Collectively, 12:01 a.m., Central Daylight Time, on the date of Final Closing or such other date as shall be specified in Paragraph 9 hereof.

             (jj) Punch List Items: Touch-up, clean-up, minor finish, and other items necessary to comply with the Plans and Specifications, all of which do not interfere with the use, occupancy or enjoyment of the Property by Purchaser or any other occupants of the Units and which shall be corrected by Seller, at its sole cost and expense, within thirty (30) days after delivery to Seller of a list of Punch List Items, subject to Force Majeure.

             (kk) Purchase Price: The total consideration to be paid by Purchaser for the Property as set forth in Paragraph 5 hereof.

             (ll) Purchaser: Walden Residential Properties, Inc., a Maryland corporation, together with any assignee thereof described in Paragraph 21 hereof.

             (mm) Purchaser Note: That certain promissory note dated effective as of the Initial Closing Date, in the original principal amount of $5,000,000, executed by Seller and made payable to the order of Purchaser.

             (nn) Rent Roll: The rent roll for the Property setting forth the Tenant Leases dated not earlier than five (5) days prior to Final Closing.

             (oo) Requested Documents: A certificate from Seller and the general contractor constructing the Improvements regarding construction of the Improvements in accordance with the Plans and Specifications, an architect's certificate of substantial completion from Seller's architect, appropriate lien waivers from the general contractor and all subcontractors and an architect's certificate from Purchaser's inspecting architect; and



PURCHASE AND SALE AGREEMENT                                               PAGE 7

             (pp) Seller: Lakeview Ocotillo, L.L.C., an Arizona limited liability company.

             (qq) Service Contracts: All assignable service or maintenance contracts relating to the Property.

             (rr) Substantial Completion: (i) Subject to completion of Punch List Items, completion of construction of the Improvements, including, without limitation, all landscaping, installation of cable wiring, separate meters, clubhouse and model furnishing, graphics and signage, the payment of all municipal fees and taxes, and installation of all fixtures and appliances, in a lien-free and workmanlike manner and substantially in accordance with the Plans and Specifications and the Approved Development Budget, as reflected in a report of the inspecting architect/engineer employed by Purchaser; (ii) issuance of unconditional certificates of occupancy for all of the Improvements by the appropriate governmental authority(ies); (iii) issuance of a certificate of substantial completion for the Improvements, in A.I.A. Form G-704, by the design architect for the Improvements; (iv) issuance of a down-date endorsement from the Title Insurer dated subsequent to the date of the report of the inspecting architect/engineer showing no mechanic's or materialman's liens affecting the Property, together with such final lien waivers and releases as Purchaser reasonably may require to evidence the lien-free completion of the Improvements; provided, however, that in the event Seller is contesting any mechanic's or materialman's liens affecting the Property, Seller may cause to be recorded a Bond to Indemnify Against Lien satisfying the requirements of Arizona law without being in default hereunder; and (v) the issuance of all necessary governmental permits and approvals for the use, occupancy and operation of all areas within the Improvements and the actual provision of utility services by public utilities.

             (ss) Survey: An update of the on-the-ground survey of the Land prepared by _________________, dated ___________, a copy of which has been furnished to the Purchaser. The updated survey will be certified in accordance with the Surveyor's Certificate attached hereto as Exhibit C.

             (tt) Tenant Leases: The lease agreements relating to the Land and Improvements and existing at Final Closing.

             (uu) Title Commitment: An ALTA Commitment for Title Insurance issued by the Title Insurer in the standard form promulgated by Arizona law.


PURCHASE AND SALE AGREEMENT                                               PAGE 8

             (vv) Title Insurer: Transnation Title Insurance Company, 2850 E. Camelback Road, Suite 310, Phoenix, Arizona 85016, Attn: Beth Mahoney, Ph.:
(602) 956-5568, Fax: (602) 957-2261.

             (ww) Tri-Party Agreement: The agreement by and among Seller, Purchaser and Construction Lender (if other than Purchaser) requiring Purchaser to acquire the Property in the event that all conditions precedent contained in this Agreement with respect to Purchaser are satisfied by Seller in the manner required under this Agreement.

         3. Agreement of Purchase and Sale.

         Subject to the terms and conditions thereof and for the consideration of One Hundred and No/100 Dollars ($100.00) paid to Seller by Purchaser on the Effective Date, the receipt and sufficiency of which hereby is acknowledged and which sum is non-refundable to Purchaser and in no event shall be applied against the Purchase Price and for the Purchase Price set forth at Paragraph 5, Purchaser hereby agrees to purchase, and Seller hereby agrees to sell, the Property, such Property being located in Chandler, Arizona, and constituting, generally, an apartment project commonly known as "Lakeview at Ocotillo Apartments", all as more particularly described at Paragraph 4.

         4. Property to be Sold.

         The Property to be purchased hereunder by Purchaser shall be comprised of (i) the Land, (ii) the Improvements, (iii) all Included Personal Property, but not the Excluded Personal Property, (vi) the Appurtenant Interests, (v) the Tenant Leases, and (vi) all of Seller's right, title and interest in and to (A) warranties covering the Included Personal Property and the Improvements, (B) the trademark or trade name "Lakeview at Ocotillo Apartments" and any other trademark or trade name used by Seller in connection with the Property; (C) the Service Contracts and (D) all licenses, permits, approvals and other intangible property rights relating to the Property.

         5. Purchase Price.

         The Purchase Price shall be $21,285,000, plus any amounts funded by Purchaser in connection with Interest Rate Coverage Funding. In the event of an accelerated Final Closing resulting from the delivery by Seller of a Management Termination Notice, the Purchase Price shall be credited by an amount equal to the interest remaining unfunded in the Construction Loan. The Purchase Price shall be payable either all in cash or by virtue of the assumption of all or part (as the case may be) of the then outstanding balance of the Construction Loan. In no event shall the credit for interest savings exceed the amount remaining in the interest reserve for the Construction Loan.



PURCHASE AND SALE AGREEMENT                                               PAGE 9

         6. Evidence of Title.

             (a) Title Commitment. Seller, at Seller's sole expense, shall order a current Title Commitment from the Title Insurer in the amount of the Purchase Price covering the Land and Improvements. The Title Commitment shall be issued as of or subsequent to the Effective Date and shall include good, legible copies of all documents constituting exceptions to Seller's title as reflected in the Title Commitment. The Title Commitment shall reflect good, indefeasible and marketable fee simple title vested in Seller. Seller also agrees to furnish to Purchaser, at Seller's cost and expense on or before thirty (30) days prior to the Final Closing Date, an updated Title Commitment, which updated Title Commitment shall be dated not more than thirty (30) days prior to the Final Closing Date

             (b) Survey. On the Effective Date, Seller shall deliver to Purchaser a copy of the most recent survey of the Property in Seller's possession. The Survey delivered by Seller shall be sufficient to permit the Title Insurer to modify the standard printed exception in the Owner Policy pertaining to discrepancies, conflicts, shortages in area or boundary lines, encroachments, overlapping of improvements or similar matters. Seller also agrees to furnish to Purchaser, at Seller's cost and expense, on or before thirty (30) days prior to the Final Closing Date, an updated Survey of the Land and the Improvements as constructed, which updated Survey shall be dated not more than thirty (30) days prior to the Final Closing Date, certified in accordance with the language contained in Exhibit C attached hereto and made a part hereof.

             (c) Seller also agrees to furnish to Purchaser, at Seller's cost and expense, on or before the Final Closing Date, UCC, state and federal tax liens and judgment searches from the County in which the Property is located and the State of Arizona showing Seller's interest in the Personal Property to be free and clear of all liens, security interests and adverse claims, other than those to be released at the Final Closing. Such searches shall be dated no more than ten (10) days prior to the Final Closing Date.

             (e) Review. Purchaser shall have through and including the expiration of the Initial Feasibility Period in which to review such items (other than the updated Survey) and to deliver to Seller in writing such objections as Purchaser may have to anything contained or set forth therein. Purchaser shall have through and including the expiration of the Closing Feasibility Period in which to review the updated Survey and updated Title Commitment and to deliver to Seller in writing such objections as Purchaser may have to anything contained or set forth therein. Any items to which Purchaser does not object to prior to the expiration of the Initial Feasibility Period or Closing Feasibility (as applicable) shall be Permitted Title Exceptions. Seller shall use best efforts to cure any such objections.

             (d) Owner Policy. At Final Closing, the deed to the Land and Improvements referred to in Subparagraph 8(b)(i) hereof shall be recorded, and Seller, at Seller's expense (except as otherwise provided herein), shall furnish or cause to be



PURCHASE AND SALE AGREEMENT                                              PAGE 10
furnished to Purchaser, the Owner Policy, together with such endorsements as Purchaser may require at Seller's sole expense, insuring good, indefeasible and marketable fee simple title to be vested in Purchaser and insuring Purchaser's title in an amount equal to the Purchase Price, subject only to the Permitted Title Exceptions and the standard printed exceptions, except that:

                  (i) the exception relating to restrictions against the Property shall be endorsed by Title Insurer to read "None of record" except for such restrictions as may be included in the Permitted Title Exceptions;

                  (ii) the exception relating to discrepancies, conflicts, shortages in area, boundaries, encroachments, or overlaps shall be modified, at Purchaser's sole cost and expense, by deleting such exception or by insuring against forced removal of encroachments, save any shortages in area; and

                  (iii) the exception relating to ad valorem taxes shall except only to taxes owing for the current year of Final Closing and subsequent years and subsequent assessments for prior years due to change in land usage or ownership, not yet due and payable.

             (e) Uniform Commercial Code Search. Seller also shall deliver at Final Closing, at Seller's cost and expense, Uniform Commercial Code financing statement searches covering Seller and any general partner of the Seller for the state constituting the situs of the Property and the county in which the Property is located showing that all of the Included Personal Property is free and clear of all liens and encumbrances other than the Permitted Title Exceptions and also shall deliver copies of receipts showing payment of all 1998 taxes levied and payable on the Property.

         7. Representations, Warranties and Covenants of Seller.

         7.1 Representations and Warranties. As an inducement to Purchaser to enter into and perform this Agreement, Seller represents and warrants to Purchaser, as of the date of this Agreement and thereafter in accordance with Paragraph 7.1(u), as follows:

             (a) Legal and Beneficial Title. Seller is, and at Final Closing will be, the sole person holding good, indefeasible and marketable fee simple title to the Property, free and clear of all liens and encumbrances except the Permitted Title Exceptions and liens which shall be released or bonded around as provided above at Final Closing.

             (b) Due Authorization and Execution and Validity, Binding Effect and Enforceability. This Agreement has been duly authorized and executed by Seller and is a valid and binding obligation of, and is enforceable, in accordance with its terms, against Seller. The documents delivered to Purchaser at Final Closing will be duly authorized and executed by Seller and will be a valid and binding obligation of, and will be enforceable in accordance with their terms against, Seller.



PURCHASE AND SALE AGREEMENT                                              PAGE 11

             (c) The Rent Roll. Not earlier than five (5) days prior to Final Closing, Seller shall deliver the Rent Roll to Purchaser, certified by Agent (or Seller if Agent has earlier been terminated) in writing as true and correct. The Rent Roll and related documents shall set forth the following:

                  (i) the name of each tenant;

                  (ii) the lease commencement and expiration dates; the nature of any renewal options;

                  (iii) the amount of any security deposits;

                  (iv) a list of vacant space;

                  (v) the size and type of each vacant area; and

                  (vi) the amount and description of any concessions and any rights of first refusal.

             (d) Representations as to Rent Roll. Except as expressly set forth in a Rent Roll:

                  (i) All of the information contained on the Rent Roll is, and will be, true, correct and complete as of its date.

                  (ii) No rent under any Tenant Lease has been, or prior to Final Closing will be, prepaid for a period in excess of one (1) month.

                  (iii) No tenant has any right of first refusal or option with respect to the leasing of any portion of the Property.

                  (iv) To the best of Seller's knowledge, there are no oral agreements with anyone, including tenants, with respect to the Property or any portion thereof.

                  (v) All of the present Tenant Leases for rental space in the Improvements are in writing, on a standard form and, to the best of Seller's knowledge, duly executed by all parties thereto, and, to the best of Seller's knowledge, are (A) in full force and effect and (B) valid and binding agreements of, and fully enforceable in accordance with their terms against, the tenants.

                  (vi) The Tenant Leases will not be amended in any way after the date hereof, other than in the ordinary course of business, without the prior, written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned and delayed.



PURCHASE AND SALE AGREEMENT                                              PAGE 12

Purchaser, unless it otherwise shall advise Seller in writing within ten (10) days following Seller's request for such consent, shall be deemed to have consented to any such amendment.

                  (vii) To the best of Seller's knowledge and except as stated in a Rent Roll, there are no uncured defaults on the part of any party to any of the Tenant Leases, and Seller is in full compliance with all of lessor's obligations thereunder.

                  (viii) None of the rentals due or to become due under such leases will be assigned, encumbered, or subject to any liens at the Final Closing other than the Permitted Title Exceptions, and the liens to be released at Final Closing.

                  (ix) At the time of Final Closing, all tenants will be paying charges for electricity consumed in their space, including heating and air conditioning, water and sewer, on an individually metered basis.

             (e) Intentionally Deleted.

             (f) Compliance with Applicable Regulations.

                  (i) The Property and the operation thereof (including the handling of tenant security and other deposits) currently is or will be, when applicable, in substantial compliance with the requirements of all Agencies. The deed restrictions encumbering the Land permit the operation of Improvements thereon as a use by right. Seller knows of no commitments or agreements with any of the Agencies affecting the Property which have not been fully disclosed to Purchaser in writing.

                  (ii) Seller has received no notices and is unaware of any facts or conditions which, with notice or lapse of time, might constitute uncured violations at the Property of any applicable statute, ordinance or regulation, relating to the Property, its construction, or any occupancy thereof, nor, to the best of Seller's knowledge, are there presently pending or threatened against Seller or against the Property or, to Seller's knowledge, against anyone, any judgments, judicial proceedings or administrative actions relating to any of the above matters of a material nature.

                  (iii) To the best of Seller's knowledge, no Hazardous Materials are located on or about the Property. To the best of Seller's knowledge, the Property does not contain any underground tanks for the storage or disposal of Hazardous Materials. Further, to the best of Seller's knowledge,
(A) the Property previously has not been used for the storage, manufacture or disposal of Hazardous Material, (B) no complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions and Hazardous Materials, if any, or any other Applicable Environmental Laws from any person, government or entity has been issued to Seller, and (C) to the best of Seller's knowledge, Seller has complied with all Applicable Environmental Laws.



PURCHASE AND SALE AGREEMENT                                              PAGE 13

             (g) Liens on Property. No action has been taken with respect to work performed or delivery of material which would give rise to a lien on the Property. At Final Closing, there will be no claim in favor of any person or entity which is or could become a lien on the Land, the Improvements, or the Included Personal Property, arising out of the furnishing of labor or materials to the Property other than claims or liens arising from acts of Purchaser; there will be no unpaid assessments against the Property, except for Property taxes assessed but not due and payable at the time of Final Closing; and there will be no claim in favor of any person or entity (including the present management) for any unpaid commissions or fees for leasing of the Property, other than locator fees or commissions payable with respect to Tenants that have signed leases for occupancy subsequent to the Final Closing Date.

             (h) Insurance. The insurance policies listed and described at Exhibit G are presently in force, and all such policies or their equivalent will be maintained in force until Final Closing. Seller will not renew, amend, or reduce the coverage under, or cancel, any existing policy or procure any new policy other than in the ordinary course of business without Purchaser's prior, written consent, which shall not be unreasonably withheld, conditioned or delayed. Purchaser, at Final Closing, shall obtain its own insurance coverage. Seller has received no notices from any insurer of the Property or any part thereof requesting any improvements, alterations, additions, correction or other work in, on or about the Improvements, whether related to the Property or to the operation of any occupant thereof, which have not been cured or satisfied.

             (i) Pending or Threatened Litigation. There are no lawsuits or proceedings pending or, to the best of Seller's knowledge, threatened, or any present state of facts which reasonably could give rise to any lawsuits or proceedings, regarding ownership, construction, use or possession of the Property or any portion thereof, except as disclosed in Exhibit H.

             (j) Inspection of Plans and Specifications, Reports and Books and Records. The Property and the Plans and Specifications, all reports (including but not limited to soil tests and construction inspection reports), the books and records and all Tenant Leases and other documents related thereto regarding the construction, ownership, management and operation of the Property shall be open to inspection by Purchaser or Purchaser's agents during regular business hours from and after the Effective Date, and Seller shall cooperate with Purchaser or its agents with respect to the inspection of the Plans and Specifications, all reports, the books and records, the Tenant Leases, the Property or the construction, management and operation thereof, including delivery of the Audit Letter.

             (k) Maintenance of Property Until Final Closing.

                  (i) Upon Substantial Completion and completion of the Punch List Items, Seller, at its expense, except as otherwise provided in the Management Agreement, will maintain the Property in its current condition until Final Closing excepting only ordinary wear and tear and damage or loss thereto covered by insurance.



PURCHASE AND SALE AGREEMENT                                              PAGE 14

                  (ii) Upon Substantial Completion and occupancy of the Property, Seller, subject to the terms of the Management Agreement, shall continue the operation of the Property in the normal and usual manner, will not remove any fixtures, furnishings, equipment or personalty subject to this Agreement, except for repair or replacement, and the Property, subject to the terms of the Management Agreement, will be managed, operated, maintained, repaired and redecorated in the ordinary course of business and in such manner as to maintain the Property completed in all material respects as of the date hereof in no less satisfactory condition than the same exists as of such date.

             (l) Service Contracts.

                  (i) At Final Closing, no contract of any kind, including contracts for servicing, operating or managing the Property, will be effective and binding upon the Property or Purchaser, except to the extent approved by the Seller and the Manager. Except for contracts relating to the construction of the Improvements, Seller will not enter into any other service, operating or management contracts relative to the Property that cannot be canceled on thirty
(30) days' notice without the prior, written consent of Purchaser, nor will Seller make, or agree to, prior to Final Closing, any change or modification to the contracts, other than in the ordinary course of business, without the prior, written consent of Purchaser. Specifically, but without limitation, Seller will not enter into any cable, phone service or laundry contracts without the prior written consent of Purchaser, which consent may be withheld in Purchaser's sole discretion. If an agreement concerning the management of the Property currently is in effect and is not delivered to Purchaser prior to Final Closing, it shall be terminated effective on the date of Final Closing.

                  (ii) Except as otherwise provided in the Management Agreement, Seller agrees that benefits or compensation accrued prior to Final Closing, and due or claimed to be due either before or after Final Closing, to employees or former employees of Seller shall constitute obligations of Seller only, and Seller agrees to indemnify and hold Purchaser harmless from all such obligations and claims.

             (m) Restrictions on Additional Indebtedness. Seller will not borrow any money or do, or fail to do, any other act or thing which would cause the Land, the Improvements or any Included Personal Property to become pledged or otherwise utilized as collateral or in any way stand as security for any indebtedness or obligation, except for the construction financing required to construct the Improvements.

             (n) Closing Not Constituting Breach. The consummation of the transaction contemplated herein will not result in the breach of any provision in any lease or other agreement affecting the Property.



PURCHASE AND SALE AGREEMENT                                              PAGE 15

             (o) Access to Property. Seller has received no notices of the existence of any fact or condition which would result in the termination or restriction of the current access from the Property to any presently existing highways and roadways adjoining, situated on or otherwise serving the Property or to any sewer or other utility adjoining, situated or otherwise serving the Property.

             (p) Seller's Non-foreign Status. Seller is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1954, as amended; that is, Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code of 1986, as now existing or hereafter amended).

             (q) Taxes and Assessments. All ad valorem taxes and personal property taxes, together with all assessments or other charges for utilities, roads or the widening of such roads, or any other fees imposed by any governmental authority with respect to the Property, for the year of Final Closing and all prior years, have been paid in full.

             (r) Exhibits. All exhibits attached hereto are true and correct in all material respects.

             (s) Governmental Approvals. The Property has access to dedicated streets and is or will prior to the Final Closing be improved with the Improvements, that Seller has received no written notice that the Improvements have not been approved by applicable governmental authorities; the Improvements
(i) have been or will be constructed pursuant to validly issued building permits and substantially in accordance with the Plans and Specifications previously delivered to Purchaser and (ii) upon completion, will fully comply with all applicable deed restrictions, plat, subdivision, building, fire, health, safety, handicapped persons, environmental, pollution, and use laws, codes and ordinances, including, without limitation, any and all requirements imposed by the City of Chandler, County of Maricopa or State of Arizona, or any division, agency or instrumentality thereof or in connection with the zoning or rezoning of the Land (including, without limitation, requirements, if any, with respect to on-site storm water detention or retention); certificates of occupancy have been or will be prior to the Final Closing issued for each building or structure constituting a portion of the Improvements and for all leased or leasable areas of the Improvements; Seller has received no written notice that it has failed to obtain all licenses, permits, authorizations and approvals required from all governmental agencies for the construction and operation of the Property that Seller has not acted on and thereafter, if applicable, obtained the same; there are no agreements with governmental authorities, agencies, utilities or quasi-governmental entities or other third parties with respect to the Property which would bind the Property following the Final Closing except those agreements which are identified in the Title Commitment and disclosed by the Survey, and any instruments entered into with the prior written approval of Seller and Purchaser; and the Property does not violate any law or regulation governing the protection of wetlands or other laws or regulations governing the protection or preservation of the environment.



PURCHASE AND SALE AGREEMENT                                              PAGE 16

             (t) Structural and Access.

                  (i) Upon Substantial Completion, there will be no actual settlement, earth movement, termite infestation, or damage affecting the structural portion of the Improvements.

                  (ii) Upon Substantial Completion, to the best of Seller's knowledge, there shall not be any defects in the mechanical, structural, electrical, plumbing, sewer, heating, air conditioning and sprinkler systems, and components in the Improvements, including, but not limited to, roof leakage and leakage or seepage in any basement, foundation, or walls which would keep the respective system from being used for its intended purpose.

                  (iii) Subject to losses from casualty or condemnation, on the Final Closing Date the Property will be in good first class condition and (where applicable) in good working order.

                  (iv) The water, sewer, gas, electric and telephone facilities, storm and sanitary sewers and other utility systems on or to be installed on or utilized or to be utilized by the Land and Improvements are or will be operating properly and are adequate to serve the utility needs of the Property as it is presently contemplated to be operated.

                  (v) All utilities and storm and sanitary sewers required for the operation of the Property enter the Land through adjoining public streets or through adjoining private land in accordance with recorded easements that will inure to the benefit of the Purchaser.

             (u) Seller's Affidavit at Closing. The representations, warranties and covenants of the Seller contained in this Agreement or in any document delivered to Purchaser pursuant to the terms of this Agreement (whether in this Paragraph 7.1 or elsewhere) (i) shall be true and correct in all material respects and not in default at the time of Final Closing, and Seller shall deliver to Purchaser, at Final Closing, an Affidavit to that effect, and (ii) in the event of a breach of such representations, warranties or covenants prior to or at Final Closing, Purchaser shall have the right to make a claim hereunder against Seller.

         7.2 Covenants of Seller. As an inducement to Purchaser to enter into and perform this Agreement, Seller covenants with Purchaser, as of the date of this Agreement and thereafter in accordance with Paragraph 7.1(u), Seller shall:

             (a) refrain from transferring any of the Property or creating on the Property any easements (other than those easements required for the development of the Property pursuant to the Plans and Specifications and site plans for the Property approved by Purchaser during the Initial Feasibility Period), liens (other than the construction financing and any modifications or amendments thereof), mortgages, encumbrances, or



PURCHASE AND SALE AGREEMENT                                              PAGE 17
other interests or permitting any changes to the applicable deed restrictions other than the Permitted Exceptions;

             (b) except for the Permitted Exceptions and leasing activity permitted pursuant to this Agreement, refrain from entering into or amending any contracts, or other agreements regarding the Property (other than contracts in the ordinary and usual course of business and which are cancelable by the owner of the Property without penalty within thirty (30) days after giving notice thereof, including, without limitation, the construction financing and construction contracts);

             (c) continue to meet their contractual obligations and keep in full force and effect the insurance for the Property identified in Exhibit G;

             (d) promptly furnish Purchaser copies of all notices of violation by Seller or the Property of federal, state, city, or municipal laws, ordinances, regulations, orders, or requirements of departments of housing, buildings, fire, labor, health, or other federal, state, city, or municipal departments or other governmental authorities having jurisdiction against or affecting the Property or the use or operation thereof and comply with the same as directed by Purchaser;

             (e) construct, operate and continue to operate, maintain, repair and replace the Property in a first-class manner; provided, however, that any acts or omissions of the Manager will not cause Seller to be in violation of this covenant;

             (f) fully comply with the terms of the Leases, and refrain from (i) other than in the course of the prudent conduct of its business, amending or modifying any Leases of any portion of the Property (ii) canceling any of such Leases other than in the course of the prudent conduct of its business, or (iii) applying any security deposits under the Leases to past due accounts other than as permitted pursuant to the terms of the applicable Lease;

             (g) refrain from entering into any new Tenant Lease of the Property without Purchaser's prior written approval or otherwise without the review and consent of the Manager;



PURCHASE AND SALE AGREEMENT                                              PAGE 18

             (h) except for immaterial field changes, refrain from modifying or changing the Plans and Specifications in any material manner without Purchaser's prior written approval, provided that Purchaser shall approve or disapprove of any such modification or change within three (3) business days by written notice thereof to Seller after being furnished with all documentation reasonably necessary to make such determination (failure of Purchaser to respond within said three (3) business days shall be deemed approval by Purchaser of such changes). For the purpose of this Paragraph 7.2(h), an immaterial field change shall mean such field changes which (i) do not adversely affect the structural integrity, quality, character, architectural appearance and standard of workmanship contemplated in the Plans and Specifications, (ii) will not result in any default in any obligation to any person or violation of any governmental requirements, and (iii) cost of or reduction resulting from any single field change or extra does not exceed $5,000 and the aggregate amount of all such changes and extras does not exceed $15,000. If, within seven (7) business days after Purchaser's disapproval of any modification or change, which notice of disapproval shall be accompanied by a reasonably itemized explanation for Purchaser's disapproval, Seller and Purchaser have not reached an agreement with respect to the proposed change, then Seller shall have the option of either (i) continuing discussions with Purchaser to attempt to resolve such differences or
(ii) terminating this Agreement by written notice thereof to Purchaser. In the event that Seller elects to terminate this Agreement, this Agreement shall terminate and the Purchaser's Note shall immediately become due and payable and both parties shall be released from any further obligation or liability under the Agreement, except for any obligations which survive the termination of this Agreement, unless Purchaser, within three (3) business days thereafter, notifies Seller in writing of Purchaser's approval of the proposed change as to which Purchaser originally objected.

             (i) refrain from offering the Property for sale or marketing the same;

             (j) refrain from seeking financing for the Property other than Seller's existing construction financing and any amendments or modifications thereof and any other financing approved by Purchaser in writing and Seller shall fully comply with the terms of any such financing;

             (k) promptly furnish Purchaser with copies of any notices Seller receives or furnishes pursuant to the terms any financing for the Property;

             (l) refrain from terminating, amending or modifying any agreements with the general contractor engaged to complete the Improvements where such termination, amendment or modification of any such agreement may have a material adverse affect on the Property without Purchaser's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and, in any event, promptly furnish Purchaser with a copy of the same;



PURCHASE AND SALE AGREEMENT                                              PAGE 19

             (m) complete all Punch List Items within thirty (30) days after the Final Closing;

             (n) continue the construction of the Improvements, subject to Force Majeure;

             (o) complete construction of the Improvements, subject to Force Majeure, on or before September 30, 1999;

             (p) comply with all of the terms, conditions and requirements of any and all recorded and unrecorded documents affecting the Property; and

             (q) furnish the mailroom, laundry facilities, pool area and any other common areas on the Property, if any.

         8. Closing and Conditions to Closing.

             (a) The Closing Generally. The Final Closing shall occur at 10:00 a.m. on or before the earlier to occur of (i) the Management Termination Date,
(ii) three (3) months following achievement of a minimum of ninety percent (90%) physical occupancy or (iii) the later to occur of (A) July 1, 2000 or (B) nine
(9) months following Substantial Completion. The Final Closing shall occur at the offices of the Title Insurer, or at such other time and place as to which the parties hereafter may agree upon in writing. At Final Closing, the Purchase Price shall be delivered to Seller in the manner provided at Paragraph 5, and possession of, and title to, the Property shall be delivered and conveyed to Purchaser in the manner provided herein, together with all other documents to be delivered by Seller to Purchaser hereunder.

             (b) Documents Delivered By Seller at Final Closing. At the Final Closing, Seller shall deliver, or shall cause to be delivered, to Purchaser the conveyance, assignment and other documents described below:

                  (i) Deed. A deed, duly executed and acknowledged, conveying to Purchaser good, indefeasible and marketable fee simple title to the Land and Improvements free and clear of all liens and encumbrances, except the Permitted Title Exceptions, in the form attached at Exhibit I.

                  (ii) Bill of Sale and Assignment. A bill of sale, duly executed and acknowledged, subject only to the Permitted Title Exceptions, conveying to Purchaser (A) the Included Personal Property, (B) Seller's interest in and to all assignable Service Contracts, together with copies of the originals of each of said contracts, (C) all existing warranties on the Improvements, including, but not limited to, roofs, foundations, plumbing, heating, air conditioning, and electrical, if any, (D) Seller's right, title and interest, if any, in and to the name "Lakeview at Ocotillo Apartments" and other applicable trade names or trademarks used by Seller in connection with the Property, and (E) Seller's right, title and



PURCHASE AND SALE AGREEMENT                                              PAGE 20
interest in any and all licenses, permits, approvals and other intangible property or rights relating to the Property, together with appropriate endorsements or such other instruments as may be necessary to transfer title to Seller's interest in the Included Personal Property in the form attached at
Exhibit I. The bill of sale shall include a mutual indemnification provision pursuant to which Seller indemnifies, defends and holds Purchaser harmless from any claims or liabilities with respect to the Service Contracts and any other Included Personal Property which accrue prior to the Final Closing Date, and Purchaser indemnifies, defends and holds Seller harmless from any claims or liabilities with respect to the Service Contracts and any other Included Personal Property which accrue from and after the Final Closing Date.

                  (iii) Assignment of Tenant Leases. A transfer and assignment of the Tenant Leases, together with all rents, other income and deposits paid or payable thereunder, subject to the Permitted Title Exceptions in the form attached as Exhibit I, together with delivery of all Tenant Leases and information pertinent thereto. The Assignment of Tenant Leases shall include a mutual indemnification provision pursuant to which Seller indemnifies, defends and holds Purchaser harmless from any claims or liabilities with respect to the Tenant Leases which accrue prior to the Final Closing Date, and Purchaser indemnifies, defends and holds Seller harmless from any claims or liabilities with respect to the Tenant Leases which accrue from and after the Final Closing Date.

                  (iv) Affidavit of Seller. An affidavit of Seller in the form attached as Exhibit I, pursuant to Subparagraph 7.1(u) to the effect that the representations and warranties of Seller pursuant to this Agreement continue to be true and correct in all material respects and that all of Seller's covenants (not otherwise waived by Purchaser) have been performed as of the date of Final Closing.

                  (v) Owner Policy. Seller, at Seller's sole cost and expense (except as otherwise provided herein) also shall deliver or cause to be delivered the Owner Policy promptly following the Final Closing in accordance with local custom.

             (c) Documents Delivered By Purchaser at Final Closing. At the Final Closing, Purchaser shall deliver, or shall cause to be delivered, to Seller the items and documents described below:

                  (i) the Purchase Price;

                  (ii) such other documents as may be required by Title Insurer;

                  (iii) the Bill of Sale and Assignment; and

                  (iv) the Assignment of Tenant Leases.

             (d) Conditions Precedent to Purchaser's Obligations. Purchaser shall not be obligated to consummate the transfer of title to the Property hereunder unless and until:



PURCHASE AND SALE AGREEMENT                                              PAGE 21

                  (i) Inspections. Prior to the expiration of the Initial Feasibility Period, Purchaser shall have received various reports, satisfactory to Purchaser in its sole discretion, of inspections of the Property (including without limitation structural, mechanical, environmental and financial). Not later than three (3) days following the Effective Date, Purchaser shall have received the items listed in Schedule I attached hereto. Seller shall make the Property and all reports, books and records and agreements relating to the construction, ownership, management and operation of the Property available to the Purchaser and its agents throughout the Initial Feasibility Period. If the results of the inspections are unsatisfactory to Purchaser, or for any reason whatsoever, in its sole and absolute discretion, Purchaser, at its election, may terminate this Agreement by giving written notice to Seller at any time prior to 5:00 P.M., C.D.T., on or before the last day of the Initial Feasibility Period, whereupon this Agreement automatically shall terminate, and neither party shall have any further obligation to the other. In the absence of such notice by such date, the inspections shall be deemed to have been approved by Purchaser. In connection with any physical inspection made by Purchaser of the Property, Purchaser shall repair any damage to the Property caused by any entry upon Property by Purchaser and its agents, and Purchaser shall indemnify, defend and hold Seller harmless from any claims from Tenants or third parties, and claims for damage, personal injury or death caused by Purchaser's activities on the Property.

                  (ii) Engineering and Architectural Reports. On or before ten
(10) days prior to the Final Closing Date, Purchaser shall have obtained, at its sole cost and expense, any engineering and architectural reports in form and substance and prepared by a third party consultant all as deemed necessary by Purchaser and all as acceptable to Purchaser.

                  (iii) No Default. On the Final Closing Date, Seller shall not be in default in the performance of any covenant or agreement to be performed by Seller under this Agreement, except to the extent waived in writing by Purchaser.

                  (iv) Representations and Warranties. All representations and warranties made by Seller in this Agreement shall be true and correct as of the date hereof and shall be true and correct in all material respects as of the Final Closing Date.

                  (v) Environmental. On or before fifteen (15) days prior to the Final Closing Date, Purchaser shall have obtained, at its sole cost, an update to the environmental report furnished to Purchaser by Seller prior to the execution of this Agreement in form and substance and prepared by environmental specialists all as acceptable to Purchaser.

                  (vi) Deliveries of Construction Items. Purchaser, and its architects, engineers and consultants shall have been furnished with true and complete copies of the following for their review and approval, which approval shall not be unreasonably withheld,


PURCHASE AND SALE AGREEMENT                                              PAGE 22
conditioned or delayed, (A) within ten (10) days after any material changes are made to any of the following after the date of this Agreement, and (B) on the earlier to occur of (1) ten (10) days after delivery of such items to Seller,
(2) thirty (30) days prior to the Final Closing Date, or (3) monthly or periodically, as applicable:

                  (A)  The Approved Development Budget.

                  (B)  The Plans and Specifications.

                  (C) The monthly reports furnished to Construction Lender by Seller's or Construction Lender's inspecting architects and engineers since the beginning of construction of the Improvements.

                  (D) All material change orders entered into in connection with the construction of the Improvements, as provided in Paragraph 7.2(h) of this Agreement.

                  (E) All permits, permit applications and licenses (including, without limitation, special use permits) obtained in connection with the construction, use, operation, or maintenance of the Property.

                  (F) The most current payment applications and sworn statement, executed in connection with the construction of the Improvements.

                  (G)  All inspection reports relating to the following:

                       (I)    concrete forms and reinforcing steel;
                       (II)   structural steel;
                       (III)  mechanical;
                       (IV)   electrical; and
                       (V)    curtain walls.

                  (H)  The following shop drawings:

                       (I)    structural steel;
                       (II)   curtain wall;
                       (III)  electrical switch gear; and
                       (IV)   all HVAC shop drawings.

         If Purchaser fails to notify Seller of any objection to any such document within ten (10) business days after the date of receipt of change in any such document previously delivered to Purchaser or any such document that is delivered to Purchaser for the first time, as applicable, Purchaser shall be deemed to have approved said document. Once



PURCHASE AND SALE AGREEMENT                                              PAGE 23

Purchaser has approved any edition of the above described documents, Purchaser may not thereafter disapprove any unchanged portion of a later edition of such document which is subject to Purchaser's approval with respect to any change in such document.

                  (vii) Waiver by Purchaser. Purchaser, at any time at or prior to Final Closing, may waive any one or more of the preceding requirements by written notice to Seller to that effect.

                  (viii) Closing Costs. The premiums for the Owner Policy (except as otherwise provided herein), the cost of the Survey, the recording costs for the special warranty deed described in Subparagraph 8(b)(i) hereof and the recording costs for any other of the Final Closing documents necessary to convey good, indefeasible and marketable fee simple title to the Property to Purchaser in accordance with this Agreement, shall be borne by Seller. Seller and Purchaser each shall pay one-half (2) of the escrow fees (if any). Purchaser shall pay the cost of any endorsements required by Purchaser to the Owner Policy and the cost of modifying the survey exception. Purchaser and Seller each shall pay their respective attorneys' fees and expenses. All other costs and expenses in connection with the transaction contemplated by this Agreement, unless otherwise expressly set forth herein to the contrary, shall be borne by Seller and Purchaser in the manner in which such costs and expenses customarily are allocated between the parties at closings of real property similar to the Property located in Chandler, Arizona.

         9. Prorations and Adjustments.

             (a) Items Prorated. All prorations and adjustments shall be made and determined as of the Proration Date as follows:

                  (i) Rents. Collected rents shall be prorated. Seller shall not receive any proration credit for rents accrued and delinquent for months prior to the Proration Date, until such rent is collected and any other rent due is paid. All rentals received after the Proration Date shall be applied, first, to current and, then, delinquent obligations, the latter of which shall be paid to Seller; provided, however, nothing herein shall operate to require Purchaser to institute a lawsuit to recover such amounts but Purchaser shall use reasonable efforts to collect delinquent amounts. Seller shall not be charged for uncollected rent for the month within which the Proration Date shall occur, it being the intent of the parties to prorate only the rents that have been collected at such date. Any delinquent rents for periods prior to the Proration Date and a prorated portion of rents for the month uncollected as of the Proration Date which are collected by Purchaser and which are not necessary to bring a tenant current as described above shall be forwarded to Seller. Seller shall have the right to inspect and make copies of Purchaser's records relating to the collection of rent in order to verify that Purchaser has remitted Seller's share of any delinquent rent.

                  (ii) Prepaid Rents and Security and Other Deposits. Prepaid rents and security and other tenant deposits (including but not limited to pet deposits and



PURCHASE AND SALE AGREEMENT                                              PAGE 24
key deposits), if any, under assigned leases shall be paid to Purchaser by Seller at Final Closing. Purchaser shall assume full liability therefor and indemnify, defend and hold Seller harmless with respect to all such deposits.

                  (iii) Service Contracts. Prepaid or unpaid amounts under the Service Contracts, which shall be assigned to and assumed by Purchaser at Final Closing shall be prorated, including, but not limited to, all amounts prepaid to Seller under long-term Service Contracts (e.g., laundry contracts), which shall be prorated over the entire term of such long-term contracts.

                  (iv) Property Taxes. Taxes assessed upon the Property for the year of Final Closing shall be prorated based on the total Purchase Price without regard to the current property assessment using the current tax rate amounts. Seller will be responsible for this proration only to the extent there are remaining unspent proceeds of the Construction Loan or funds in the Developer PCF Account to pay such amounts.

                  (v) Utilities. Utility charges shall not be prorated but, rather, instructions shall be given to the utility companies by Seller (with a duplicate copy of such instruction being provided concurrently to Purchaser) to read the meters on the date of Final Closing and to issue separate statements thereafter. If applicable, utility deposits will be credited to Seller and assigned to Purchaser at Final Closing. In the event that any provider of utilities shall refuse to issue separate statements in the manner aforesaid, applicable utility charges shall be adjusted in the manner of rents.

                  (vi) Other Adjustments. Such other items as are adjusted pursuant to custom in the state constituting the situs of the Property and on similar real estate transactions.

                  (vii) Delivery by Seller of Documents and Supplies. Seller, at Final Closing, shall assign and deliver to Purchaser all original leases (to the extent in Seller's possession), deposits, supplies, contracts, and other items as to which proration is to be made. Seller also shall deliver to Purchaser all Plans and Specifications (including cost breakdowns) (to the extent in Seller's possession) relating to the Property and all such other documents, lease files, tenant records (but not canceled checks and Seller's accounting records), and keys which relate to the operation, maintenance or management of the Property. Seller also shall deliver to Purchaser its current supply of printed leasing brochures, floor plans and other advertising literature with respect to the Property.

         10. Material Damage.

             (a) Procedure. If, prior to Final Closing, the Property shall be destroyed or sustain Material Damage as a result of fire or other casualty, then, at Purchaser's option exercised in the manner provided hereunder, the following shall occur:



PURCHASE AND SALE AGREEMENT                                              PAGE 25

                  (i) This Agreement shall become null and void and the Purchaser Note shall be deemed to be payable in full and the original of the Purchaser Note returned to Seller upon payment, provided that Purchaser gives notice of such election at or prior to Final Closing, but in any event within ten (10) days following receipt by Purchaser of notice of the occurrence of any such event; or

                  (ii) If all other conditions precedent to Purchaser's obligation to close have been satisfied, the purchase and sale transaction shall close with a reduction in the cash portion of the purchase price equal to the amount of the applicable insurance deductible, and concurrently with such closing, Seller and any other named insured shall assign to Purchaser, in form satisfactory to Purchaser, all claims arising under any policy of insurance covering such casualty, and Seller shall have no further liability to Purchaser with respect to such damage.

         If the parties shall fail to agree on the amount of the cost of such restoration, then either party may request, by written notice to the other party, that the determination of the cost of such restoration be settled by arbitration by the American Arbitration Association under its Arbitration Rules for the Real Estate Industry and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Seller and Purchaser further agree that the controversy shall be submitted to one arbitrator. The arbitrator shall award the cost and fees (reasonable attorneys' fees, administrative fees and arbitrator's fees) to the prevailing party in such arbitration.

             (b) Damage Other Than Material Damage. In the event of any damage to the Property other than Material Damage, the purchase and sale transaction shall close in accordance with and subject to the conditions of Subparagraph 10(a)(ii). If the cost to restore the Property to its condition before the casualty, as mutually agreed by Seller and Purchaser is not more than $100,000 and is uninsured, the cash portion of the purchase price shall be reduced by the cost to restore thus determined.

         11. Condemnation. If, prior to Final Closing, any governmental or similar authority shall institute eminent domain or similar proceeding or take any steps preliminary thereto (including the giving of any direct or indirect notice of intent to institute any such proceeding) with respect to a material portion of the Property, Purchaser shall be entitled to terminate this Agreement upon written notice to Seller within ten (10) days following receipt by Purchaser of written notice of such taking, whereupon the Purchaser Note shall be deemed immediately due and payable in full to Purchaser.

         12. Brokerage and Consultants.

             (a) Representation of Seller. Seller represents and warrants that it has neither employed, retained nor consulted any broker, consultant, agent or finder in carrying on the negotiations relative to this Agreement or the purchase and sale referred to herein other than Walden Residential Properties, Inc. ("Broker"), and Seller shall indemnify and hold Purchaser harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorney's fees)



PURCHASE AND SALE AGREEMENT                                              PAGE 26
which may be asserted or recovered against it on account of any brokerage fee, consulting fee, commission or other compensation arising by reason of the breach of this representation and warranty. Seller further represents and warrants that, except for the twenty five basis points (25bps) commission payable solely by Seller to Broker, if and only if this transaction closes, pursuant to separate agreement(s) between Seller and Broker, no amount shall be paid by Seller to any party as a fee or a commission, or any amount of a similar nature, whatever designated, as a result of the purchase and sale referred to herein. Seller hereby represents, warrants and covenants that it solely shall be responsible for, and shall pay, the aforementioned fee payable by it to Broker.

             (b) Representation of Purchaser. Purchaser represents and warrants that, except for Broker, it has neither employed, retained, nor consulted any broker, consultant, agent or finder in carrying on the negotiations relative to this Agreement or the purchase and sale referred to herein, and Purchaser shall indemnify and hold Seller harmless from and against any and all claims, demands, actions, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorney's fees) which may be asserted or recovered against it on account of any brokerage fee, consulting fee, commission or other compensation arising by reason of the breach of this representation and warranty.

             (c) Advice as to Title. Purchaser acknowledges that, at the time of execution of this Agreement, Broker advised Purchaser by this writing that Purchaser should have the abstract covering the Property examined by an attorney of Purchaser's own selection or that Purchaser should be furnished with or should obtain a policy of title insurance.

         13. Indemnification.

             (a) Indemnification of Purchaser. Seller hereby agrees to indemnify, defend and hold harmless the Purchaser and any other holder of record title to the Property pursuant to Paragraph 21, their officers, directors, general partners, agents and employees and their respective heirs, executors, administrators, successors and assigns, from and against any and all indebtedness or other liability arising out of ownership or operation of the Property which accrue prior to Final Closing, including, but not limited to, any and all claims, liabilities, damages, penalties and losses, costs or expenses (including court costs and reasonable attorney's fees) incurred, resulting from or in any way arising out of any act or omission of Seller, its agents and employees, in respect of the construction or operation of the Property (including Punch list Items and construction costs) and any injury to persons or damage to property happening or occurring in, on or about the Property prior to Final Closing. Seller further agrees, upon notice and request from Purchaser, to contest any such demand, claim, suit or action against which Seller has hereinabove agreed to indemnify, defend and hold Purchaser harmless, and to defend any action that may be brought in connection with any such demand, claim, suit or action or with respect to which Seller has hereinabove agreed to indemnify and hold Purchaser harmless and to bear all costs and expenses of such contest and defense, provided,



PURCHASE AND SALE AGREEMENT                                              PAGE 27
however, that Seller shall have no obligation hereunder to indemnify or hold Purchaser harmless from and against any claim, liability, damage, penalty or loss, cost or expense incurred by Purchaser incident to, resulting from or in any way arising out of any act or omission of Purchaser, its agent or employees, it being understood and agreed, however, that the employees engaged in the operation of the Property prior to Final Closing are and shall be construed to be, for purposes of this provision, the employees of Seller and the acts and omissions of said employees occurring prior to Final Closing shall in no way be attributable to Purchaser for the purposes of this provision.

             (b) Indemnification of Seller. Subject to Subparagraph 13(a), Purchaser agrees to indemnify, defend and hold Seller harmless from and against any claim, liability, damage, penalty, loss, cost or expense (including court costs and reasonable attorney's fees) incurred by Seller incident to, resulting from or in any way arising out of any act or omission of Purchaser, its agents or employees, or arising out of, or in any way connected with, the operation of the Property from and after Final Closing; and Purchaser further agrees, upon notice, and request from Seller, to contest any such demand, claim, suit, or action against which Purchaser has hereinabove agreed to indemnify, defend and hold Seller harmless, and to defend any action that may be brought in connection with any such demand, claim, suit or action or with respect to which Purchaser has hereinabove agreed to indemnify and hold Seller harmless and to bear all costs and expenses of such contest and defense.

             (c) Indemnification Procedure. To the extent of any claims against Seller or Purchaser predicated upon facts which could reasonably be interpreted as giving rise to potential liability of Seller or Purchaser under this Paragraph 13, the party against whom such claim is asserted shall promptly give notice thereof to the other party hereto. Thereupon, such other party shall have the option of retaining counsel of its choice to defend both it and the remaining party in respect of such claim and to control, in a manner reasonable in light of applicable circumstances, the course and ultimate disposition of such claim. In the event that a party to this Agreement shall elect to exercise the option provided in the preceding sentence, the party electing such option, by reason thereof, shall be deemed to have agreed to pay all reasonable costs and expenses of defending against such claim and any liability of the party against whom such claim was asserted on account thereof. Without regard to whether any party hereto shall exercise such option, Seller and Purchaser and their counsel shall consult with one another concerning such claim and with due regard to both the mutual and the independent interests of Seller and Purchaser therein.

         14. Notice to Tenants. On the date of Final Closing or at any time thereafter, upon request by Purchaser, Seller agrees to give notice, said notice to be in compliance with local law and inform approved by Purchaser, to each of the tenants of space located on the Property that Seller has sold and conveyed the Property to Purchaser and that all future rental payments due under the terms of the Tenant Leases are to be paid as directed by Purchaser. Upon request of Seller, Purchaser agrees to give notice to all tenants that their security deposit (if any) has been paid over to the Purchaser, and Purchaser shall assume the liability therefor.



PURCHASE AND SALE AGREEMENT                                              PAGE 28

         15. Payments. All payments to be made under this Agreement shall be made by the wire transfer of immediately available funds.

         16. Default and Remedies.

             (a) Remedies of Seller. In the event that all conditions to Purchaser's obligation to close have been satisfied and Purchaser fails to close its purchase of the Property hereunder, Seller shall have the right to sue Purchaser for damages.

             (b) Remedies of Purchaser. In the event that all conditions to Seller's obligation to close have been satisfied and Seller fails to close its sale of the Property hereunder, Purchaser, at its sole discretion, and as Purchaser's sole remedies, either may (i) specifically enforce this Agreement and the sale and purchase provided for herein according to its terms, or (ii) sue Seller for damages.

             (c) Rightful Termination by Purchaser. In the event that the conditions precedent to Purchaser's obligation to close are not satisfied and Purchaser terminates this Agreement pursuant to the terms hereof, the parties shall have no further liability to one another, except as otherwise expressly provided for herein.

             (d) Expense of Default. In the event either party hereto is required to employ an attorney because of the default of the other party, then the defaulting party shall pay to the nondefaulting party court costs and a reasonable attorney's fee incurred in the enforcement of this Agreement.

             (e) Waiver of Trial by Jury. To the maximum extent permitted by applicable law, Purchaser and Seller each waive the right to trial by jury in connection with this Agreement and the enforcement of any rights hereunder.

         17. Notices. All notices and other communications hereunder shall be effective as to any party only if, concurrent with notice to such party, notice shall be given to such party's counsel. All notices shall be in writing and shall be deemed to have been duly given the date deposited with a commercial air courier service or the United States Postal Service, the latter being registered or certified mail, return receipt requested, first class, postage prepaid, as follows: Notice as to Seller:

             The Greystone Group, Inc.
             5251 DTC Parkway, Suite 425
             Englewood, Colorado  80111
             Attn:    Walter Eeds
             Phone:
                    ----------------------
             Fax:
                  ------------------------



PURCHASE AND SALE AGREEMENT                                              PAGE 29

Notice to Seller's Counsel:

             Gammage & Burnham, LLC
             Two North Central Avenue
             Eighteenth Floor
             Phoenix, Arizona  85004
             Attn:    Thomas J. McDonald
             Ph:      (602) 256-4431
             Fax:     (602) 256-4475

Notice as to Purchaser:

             c/o Walden Residential Properties, Inc.
             5080 Spectrum Drive, Suite 1000 East
             Dallas, Texas  75248
             Attention:    Charlie Geiss
             Phone:        (972) 788-0510
             Fax:          (972) 788-1550

w/copy to:

             Walden Residential Properties, Inc.
             5080 Spectrum Drive, Suite 1000 East
             Dallas, Texas  75248
             Attention:    Robin K. Minick
                           General Counsel
             Phone:        (972) 788-0510
             Fax:          (972) 490-2781


         18. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, ENFORCED AND GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE CONSTITUTING THE SITUS OF THE PROPERTY. THE INITIAL DRAFT OF THIS AGREEMENT WAS PREPARED BY PURCHASER ONLY AS A MATTER OF CONVENIENCE AND SHALL NOT BE CONSTRUED FOR OR AGAINST EITHER PARTY ON THAT ACCOUNT.



PURCHASE AND SALE AGREEMENT                                              PAGE 30

         19. Binding Effect. This Agreement and the exhibits attached hereto shall be binding upon, and shall inure to the benefit of, the parties hereto, their successors and assigns.

         20. Entire Agreement. This Agreement and the exhibits attached hereto shall constitute the entire contract between the parties and supersedes all prior and contemporaneous agreements, representations and undertakings of the parties regarding the subject matter of this Agreement. This Agreement may not be modified except by a writing, one or more counterparts of which is signed by all parties to this Agreement.

         21. Vesting of Title To Property. Seller and Purchaser agree that title to the Property will be vested at Final Closing in such other entity as Purchaser may direct by written notice to Seller given not later than ten (10) business days prior to Final Closing. For purposes of this Agreement, "Purchaser" shall mean Purchaser and its successors and assigns.

         22. Waiver. No inspection by Purchaser of the Property or of any item delivered by Seller to Purchaser as provided in this Agreement shall constitute a waiver of any representation, warranty or covenant made by Seller hereunder. The waiver by a party hereto of any term, covenant, agreement or condition herein contained shall not be deemed to be a waiver of any subsequent breach or failure of condition as to the same or any other term, covenant, agreement or condition herein contained, nor shall any custom or practice which may arise between the parties in the administration of the terms hereof be construed as a waiver of or in such a manner as to lessen the rights of any party to insist upon the performance by the other parties in strict accordance with such terms.

         23. Time of the Essence. The time for performance of the obligations of the parties hereunder is of the essence in this Agreement.

         24. Survival of Agreement. The obligation of any parties to this Agreement, including any performance specified or anticipated to occur following the Final Closing, to that extent shall survive the Final Closing.

         25. Headings. The subject headings of paragraphs and subparagraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         26. Counterparts. This Agreement may be executed in one or more counterparts, including by telecopy with immediate federal express delivery of the original signature of such party to the other party, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.



PURCHASE AND SALE AGREEMENT                                              PAGE 31

         27. General.

             (a) Right of Purchaser to Cure Breaches and Defaults. Purchaser reserves the right to cure any breach of a representation, warranty or covenant by Seller or any other default by Seller under this Agreement upon the lapse of any applicable notice or grace period provided in this Agreement or any exhibit hereto. In the event Purchaser elects to cure any such breach or default, it shall offset the expense incurred in making such cure against any amount owed to Seller under the terms hereof. If no amounts are owed to Seller, Seller shall reimburse Purchaser for any amounts expended by Purchaser to cure Seller's default within ten (10) days of receipt by Seller of a notice to that effect from Purchaser.

             (b) Confidentiality. The parties hereto hereby agree that they will maintain the confidentiality of the terms of the transaction contemplated hereby, the contents of this Agreement and related documents, if any, except that (i) Purchaser may disclose material terms which are required to be disclosed by applicable securities laws or as required by any national securities exchange on which Purchaser's common stock may be listed and Purchaser may include a copy of this Agreement in its filings with the Securities and Exchange Commission, and (ii) Seller and Purchaser may each disclose terms of this Agreement and the transactions evidenced hereby to their respective brokers and professional advisors and as otherwise may be required by applicable law.

             (c) Capacity. This Agreement and all documents, agreements, understandings, and arrangements relating to this transaction have been executed by the undersigned in his/her capacity as an officer or director of Purchaser which has been formed as a Maryland corporation pursuant to the Articles of Incorporation of Purchaser, and not individually, and neither the directors, officers or stockholders of Purchaser shall be bound or have any personal liability hereunder or thereunder. Seller shall look solely to the assets of Purchaser for satisfaction of any liability of the Purchaser in respect of this Agreement and all documents, agreements, understandings and arrangements relating to the transaction contemplated by this Agreement and will not seek recourse or commence any action against any of the directors, officers or stockholders of Purchaser or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

         28. Management Agreement. Simultaneously with the execution of this Agreement, Seller and Manager shall execute and deliver to each other the Management Agreement pursuant to which Manager shall manage the Property on the terms set forth in the Management Agreement.



PURCHASE AND SALE AGREEMENT                                              PAGE 32

         29. Approved Development Budget. Simultaneously with the execution of this Agreement, Seller and Purchaser shall agree upon the preliminary Approved Development Budget and attach a copy of same, initialed by both parties, as Exhibit "E" to this Agreement. Seller shall submit and Purchaser shall approve the final Approved Development Budget as provided elsewhere in this Agreement.

         30. Construction Loan. Borrower and Guarantor hereby agree to execute such documentation as may be required by the Construction Lender, including but not limited to additional guaranties of payment and completion and the Tri-Party Agreement, to obtain the Construction Loan.

         31. Final Plan Approval. Purchaser has given to Seller approval of the preliminary plans and specifications for the Property, including approval of marketing and conceptual items such as site plan, elevation, floor plans, clubhouse and the preliminary Approved Development Budget. Approval by Purchaser of the final Plans and Specifications will be subject to a third-party engineering report focusing on construction quality, detail, execution and cost, and the procurement of all necessary approvals to build the Improvements on the Land according to the Plans and Specifications, including zoning/rezoning, entitlements and the right to "pull permits" and contingent upon Purchaser's approval of the final Approved Development Budget. No additional fundings shall be made beyond those provided by the Purchaser Note until final approval of the Plans and Specifications shall have been given by Purchaser. Final approval of Plans and Specifications also will include approval of the Projected Development Cost, focusing primarily on the hard cost line items contained within the Construction Contract.



PURCHASE AND SALE AGREEMENT                                              PAGE 33

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and in the year entered below, effective as above written.

                                   PURCHASER:

                                   Walden Residential Properties, Inc.,
                                   a Maryland corporation

                                   By:
                                       -----------------------------------------
                                       Charlie Geiss
                                       Senior Vice President and
                                       Chief Acquisitions Officer

                                   Date Executed by Purchaser:
                                                               -----------------

                                   SELLER:

                                   THE GREYSTONE GROUP, INC.,
                                   a ________________ corporation

                                   By:
                                       -----------------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------

                                   Date Executed by Seller:
                                                            --------------------



PURCHASE AND SALE AGREEMENT                                              PAGE 34

         The undersigned, constituting the Title Insurer, hereby agrees to accept in escrow the moneys provided for in the above Agreement to be paid into escrow, to hold and apply the same as provided in said Agreement and to comply in all respects with this Agreement as escrow instructions to Title Insurer.

                                                                              ,
                                  --------------------------------------------
                                  in its separate capacity and
                                  as agent for
                                               ---------------------------------

                                  By:
                                      ------------------------------------------
                                                  Authorized Agent

                                  Date executed by Title Insurer:
                                                                  --------------




PURCHASE AND SALE AGREEMENT                                              PAGE 35

                                LIST OF EXHIBITS


Schedule I - Delivery Items
Exhibit A - Legal Description
Exhibit B - Survey
Exhibit C - Surveyor's Certificate
Exhibit D - Approved Development Budget
Exhibit E - Management Agreement
Exhibit F - Construction Completion Schedule
Exhibit G - Schedule of Insurance
Exhibit H - Pending Litigation
Exhibit I - Closing Documents

                                   SCHEDULE I

                             ITEMS TO BE DELIVERED

1. Seller's most current owner's title insurance policy and a copy of all title reports and documents in Seller's possession.

2. A copy of all ad valorem and other property tax statements (including personal property tax statements) relating to the Property for the current tax year and the immediately preceding tax year, including copies of any assessments or statements for the current or forthcoming year, including a summary of any contested tax assessments relating to the Property for the preceding year, and the results thereof.

3. A copy of all site plans, surveys, soil and substrata reports and studies, engineering plans and studies, environmental reports or studies, architectural renderings, plans and specifications, construction contracts (with all applicable change orders), floor plans, landscape plans, utility schemes and other similar plans, diagrams of studies, if any, relating to the Property.

4. A copy of all swimming pool permits, boiler permits and other licenses and permits for the Property in the possession of Seller and issued by any governmental authority having jurisdiction over the Property or Seller, all as available pursuant to Seller's current record keeping system.

                                    EXHIBIT A


                      The LAKEVIEW AT OCOTILLO Apartments
                               Chandler, Arizona

 272  Units
 260,082 Net Rentable Square Feet to be constructed

LEGAL DESCRIPTION:

                                    EXHIBIT B
                                     SURVEY

                        LAKEVIEW AT OCOTILLO APARTMENTS
                               CHANDLER, ARIZONA



Survey dated June 16, 1998 by EEC/MKE, 3501 N. 16th Street, Phoenix, Arizona 85016. Survey performed by registered land surveyor, Michael D. Skroch, Certificate No. 27753.

                                    EXHIBIT C

                             SURVEYOR'S CERTIFICATE

                        LAKEVIEW AT OCOTILLO APARTMENTS
                               CHANDLER, ARIZONA

                                    EXHIBIT D

                          APPROVED DEVELOPMENT BUDGET

                        LAKEVIEW AT OCOTILLO APARTMENTS
                               CHANDLER, ARIZONA




                                   Attached.

                                    EXHIBIT E

                              MANAGEMENT AGREEMENT

                        LAKEVIEW AT OCOTILLO APARTMENTS
                               CHANDLER, ARIZONA



                                   Attached.

                                    EXHIBIT F

                        CONSTRUCTION COMPLETION SCHEDULE

                        LAKEVIEW AT OCOTILLO APARTMENTS
                               CHANDLER, ARIZONA




                                   Attached.

                                    EXHIBIT G

                             SCHEDULE OF INSURANCE

                        LAKEVIEW AT OCOTILLO APARTMENTS
                               CHANDLER, ARIZONA




                                   Attached.

                                    EXHIBIT H

                               PENDING LITIGATION

                        LAKEVIEW AT OCOTILLO APARTMENTS
                               CHANDLER, ARIZONA





                                     None.

                                    EXHIBIT I

                               CLOSING DOCUMENTS

                        LAKEVIEW AT OCOTILLO APARTMENTS
                               CHANDLER, ARIZONA